Exhibit 10.7

10 October 2023

2023 GLOBAL STOCK OPTION PLAN

Regarding the grant of maximum ninety-six thousand nine hundred ninety-seven (96,997) Options to the key managers, employees, directors and/or outside consultants and advisors.

Approved by the Board of Directors on 6 October 2023

TABLE OF CONTENTS

FOREWORD				4

1.	DEFINITIONS			5

2.	GENERAL MECHANISM OF THE OFFER OF OPTIONS			8

3.	BENEFICIARIES			8

4.	NUMBER OF OPTIONS			8

5.	OPTIONS			9

	5.1	Number of Options per Beneficiary		9
	5.2	Nature of the Options		9
	5.3	Option Price		9
	5.4	Term of Options		9
	5.5	Non-transferability and security		9

6.	OFFER OF OPTIONS			10

	6.1	Offer Date		10
	6.2	Acceptance or refusal of the Offer		10
	6.3	Acceptance of the Regulations		11

7.	EXERCISE OF THE OPTIONS			11

	7.1	Exercise conditions		11
	7.2	Exercise Price		11
	7.3	Consequences of the Exercise		11
	7.4	Vesting of Options and Exercise Periods		11
	7.5	Number of Shares per Option		12
	7.6	Cancellation of the right to exercise the Options		12
		7.6.1	Type C Leaver	12
		7.6.2	Type B Leaver	13
		7.6.3	Type A Leaver	13
		7.6.4	Holding	13
	7.7	Exercise Conditions		14
	7.8	Payment Conditions		14
	7.9	Liquidity Event or Ipo		14

8.	DEATH OF THE BENEFICIARY			15

9.	NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS			15

	9.1	Nature of the Shares		15
	9.2	Rights Attached to the Shares		15
	9.3	Transferability of the Shares		15

10.	AUTHORIZED OPERATIONS AND ADAPTATIONS		16

	10.1	Operation	16
	10.2	Adaptation	16
	10.3	Notice	16

11.	TAXES		16

12.	EXPENSES		17

	12.1	The Company	17
	12.2	The Beneficiaries	17

13.	ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS		18

14.	INFORMATION TO THE BENEFICIARIES		18

15.	NULLITY OF A PROVISION		18

16.	NOTICES		18

17.	APPLICABLE LAW AND JURISDICTION		19

	17.1	Applicable Law	19
	17.2	Jurisdiction	19

FOREWORD

The 2023 Global Stock Option Plan of AGOMAB THERAPEUTICS NV has been approved by the Board of Directors held on 6 October 2023 and the Company’s extraordinary shareholders’ meeting held on 10 October 2023, in order to offer to certain key managers, employees, directors and/or outside consultants and advisors of the Company and/or its Affiliates, Options allowing them to subscribe to Shares of the Company.

The 2023 Global Stock Option Plan seeks to motivate and inspire loyalty amongst the Beneficiaries. Aware of the fact that their contribution is essential to the development of the activities and the increase of the results, the Company wishes to give the Beneficiaries the opportunity to become a shareholder or to increase their participation in the share capital of the Company and accordingly the Beneficiaries may expect to make a financial profit in case of a positive evolution of the results and, thus, the value of the Company.

The Board of Directors sets the maximum number of Options to be granted under the 2023 Global Stock Option Plan at 96,997 Options.

The 2023 Global Stock Option Plan is set for a definite period of ten (10) years as of the issuance of the Options. Nevertheless, the Board of Directors may at any time decide to terminate the 2023 Global Stock Option Plan or to replace it by another plan if the economic conditions and the performance of the Company require so, without any prejudice to the rights of the Options already granted.

The present Regulations, as modified from time to time by the Board of Directors in accordance with the rights of the Beneficiaries, govern the terms and conditions of the Options.

1.             DEFINITIONS

Affiliate	:	has the meaning of affiliate (“verbonden persoon of vennootschap” / “personne ou société liée”) as defined in article 1:20 of the Belgian Code of Companies and Associations.

Answer Form	:	the form attached in Exhibit 3.

Belgian Code of Companies and Associations		means the Belgian Code of Companies and Associations of 23 March 2019 (as amended from time to time).

Beneficiary	:	a key manager, employee, director and/or outside consultant and/or advisor of the Company or the Company’s Affiliates (it being understood that if such key manager, director and/or outside consultant and/or advisor would be a management company, the Options shall be granted either to the management company or directly to the manager of such management company to which at least one (1) Option has been granted according to the Regulations or to a decision of the Board of Directors in accordance with the Regulations.

Board of Directors	:	means the board of directors of the Company, as constituted from time to time.

Clause	:	a clause of these Regulations.

Company	:	AgomAb Therapeutics NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under the laws of Belgium, having its registered office at Franklin Rooseveltlaan 348, 9000 Ghent, Belgium, registered with the Register of Legal Entities (“rechtspersonenregister” / “registre des personnes morales”) held with the Crossroads Databank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque Carrefour des Entreprises”) under number 0674.527.310 (RLE Ghent, division Ghent).

Controlling Interest	:	means an interest in shares giving to the holder or holders control of the Company within the meaning of article 1:14 of the Belgian Code for Companies and Associations.

Exercise Conditions	:	the conditions under which the Beneficiaries are allowed to exercise an Option during the Exercise Periods.

Exercise Form	:	the form attached in Exhibit 4 or any other form which the Board of Directors would request to exercise an Option.

Exercise Period	:	the period during which Options may be exercised pursuant to the 2023 Global Stock Option Plan.

Exercise Price	:	the amount payable for the exercise of an Option pursuant to the 2023 Global Stock Option Plan, as determined in the 2023 Stock Option Agreement.

2023 Global Stock Option Plan	:	the 2023 Global Stock Option Plan of the Company as defined in the present Regulations and as modified from time to time by the Board of Directors in accordance with Clause 13 of the Regulations.

Grant	:	the grant of the Options following the acceptance of an Offer.

Initial Public Offering or IPO	:	means an initial public offering of Shares.

Liquidity Event	:	(i) a payment of dividends, capital reduction, or share buy-back, (ii) a bankruptcy, liquidation, dissolution or reorganisation of the Company, (iii) the disposal or other disposition by the Company and / any of its subsidiaries of all or substantially all of its undertaking and assets (which disposal may include, without limitation, the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business), (iv) any merger, consolidation, scheme of arrangement or acquisition, involving the Company or its subsidiaries, in which the Company or its subsidiaries are not the surviving entity, (v) the sale of (or the grant of a right to acquire or to dispose of) any shares of the Company (in one transaction or as a series of transactions) that results in the purchaser of those shares (or grantee of that right) and persons acting jointly with him acquiring a Controlling Interest in the Company (which, for the sake of completeness does not include a Holding Company Reorganisation (as defined in the articles of association of the Company) or (vi) any other event with substantially the same economic effect as the events set out in (i) to (v) above.

Offer	:	the written and dated offer of at least one (1) Option to one or more Beneficiaries according to the terms of the 2023 Global Stock Option Plan.

Offer Letter	:	the letter attached in Exhibit 1.

Option	:	a subscription right (“inschrijvingsrecht” / “droit de souscription”) issued by the Company granting the Beneficiaries the right to subscribe, under the terms and conditions defined in the 2023 Global Stock Option Plan, and the specific terms set out in the 2023 Stock Option Agreement, if any, during the Exercise Periods, to a number of Shares determined by the 2023 Global Stock Option Plan against payment of the Exercise Price.

Regulations	:	the present regulations of the 2023 Global Stock Option Plan, as the case may be modified by the Board of Directors in accordance with Clause 13 of these Regulations.

Securities	:	shall mean any Shares and any transferable securities authorized by law and representing or granting a present or future claim on a portion of the share capital of the Company (including, for instance, convertible bonds or subscription rights), issued by the Company at any time, as well as any securities of the Company which may be allotted by the Company at any time for any reason whatsoever (subscription, transfer, gift, bequest, gratuitous allotment, merger or split, etc.) and includes, for the avoidance of doubt, all rights or subscription rights attached to such securities (including but not limited to pre-emption rights and the legal preferential subscription right (“wettelijk voorkeurrecht” / “droit préférentiel de souscription”)).

Share	:	a new ESOP Common Share of the Company granting the same rights and advantages as the then existing ESOP Common Shares of the Company.

Shareholders Agreement	:	the shareholders agreement regarding the Company that has been entered into by and between the Company, the Existing Shareholders and the Investors (each as defined therein) on 10 October 2023 (as amended and supplemented from time to time, as the case may be).

Stock Option Agreement	:	an agreement as enclosed in Exhibit 2 of the Regulations, to be entered into by the Company and the Beneficiary.

Type A Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company (or any of its Affiliates) in circumstances involving his/her/it being summarily dismissed by reason of fraud, dishonesty or gross misconduct, and, specifically, as far as an employee Beneficiary is concerned, by reason of serious cause (“fraude” / “dol” / “despido disciplinario procedente” / “dringende reden” / “motif grave”).

Type B Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company (or any of its Affiliates) voluntarily or as a result of the resignation by the Beneficiary (or his/her management company, as the case may be) for reasons other than severe illness, death or retirement, within the first three (3) years after the date of sending of the Offer Letter addressed to such Beneficiary.

Type C Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company (or any of its Affiliates) and who is not a Type A Leaver or a Type B Leaver, or who is otherwise qualified as a Type C Leaver by the Board of Directors.

2.            GENERAL MECHANISM OF THE OFFER OF OPTIONS

The 2023 Global Stock Option Plan offers to the Beneficiaries the opportunity to be granted a certain number of Options for free.

Each Option grants its owner the right (but not the obligation) to subscribe to a Share, under the Exercise Conditions, during the Exercise Periods and against payment of the Exercise Price.

3.            BENEFICIARIES

The 2023 Global Stock Option Plan is open to the key managers, employees, directors and/or outside consultants and advisors of the Company and its Affiliates. The Beneficiaries must be identified pursuant to a well-defined procedure established by the Board of Directors, within the limits of the Regulations. Nevertheless, the Company has the right to offer at its sole discretion Options to the key managers, employees, directors and/or outside consultants and advisors of the Company and its Affiliates.

The Offer of Options does not create in favor of the Beneficiaries any right to receive (additional) Options in the future.

The Offer of Options and the right to exercise them are not part of the employment contract or the service agreement concluded with the Company (or any of its Affiliates) and can, therefore, not be regarded as acquired rights.

4.            NUMBER OF OPTIONS

A maximum number of 96,997 Options may be granted to the Beneficiaries, within the framework of the 2023 Global Stock Option Plan governed by the present Regulations.

5.             OPTIONS

5.1           Number of Options per Beneficiary

The number of Options offered to each Beneficiary will be determined in accordance with a well-established procedure, defined by the Board of Directors. Based on this procedure, the Board of Directors will determine the number of Options that it wishes to propose to each Beneficiary.

5.2           Nature of the Options

The Options are exclusively in registered form. As soon as they are offered and accepted, the Options will be registered in a special register kept up-to-date as to the number of Options held by each Beneficiary.

5.3           Option Price

The Options are granted for free to the Beneficiaries.

5.4           Term of Options

The Options are valid for ten (10) years as of the date of their issuance (i.e. on or around 10 October 2033), regardless of the day they were granted to the Beneficiaries.

Any Option which has not been exercised at its expiration date, shall become null and void and valueless (worthless) without the Beneficiary being able to invoke any compensation right.

5.5            Non-transferability and security

The Options are strictly personal and cannot be transferred after the Offer, except:

(i)	in case of death as provided for in Clause 8;

(ii)	in connection with the obligations to transfer resulting from the Company’s articles of association; and

(iii)	if the Beneficiary is a management company, such management company may transfer the Options to its manager or to any company that it controls at any moment in time.

The Options cannot be pledged, nor made subject to any security right or collateral whatsoever.

The Options which would have been transferred, pledged or used as whatsoever kind of security right or collateral in violation of the terms of this Clause 5.5 will not be exercisable.

6.            OFFER OF OPTIONS

6.1            Offer Date

The Company will address each Beneficiary a duly dated and executed customized Offer Letter, containing all material terms and conditions, for a certain number of Options.

The Options are regarded as offered at the date of sending of the Offer Letter.

6.2            Acceptance or refusal of the Offer

The Beneficiary is free to accept the Offer in full or in part or to refuse it.

An Answer Form is addressed to each Beneficiary with the Offer Letter, by means of which the Beneficiary notifies his/her/its decision with respect to the Offer: acceptance (in full or in part) or refusal.

The Answer Form is returned, duly completed and signed, at the latest on the date mentioned on the Answer Form.

The Offer of Options shall, in any case, be considered totally refused if the Beneficiary has not accepted the Offer in writing within the acceptance period indicated in the Offer Letter (which shall not exceed 75 calendar days as from the date of the Offer), without the Beneficiary being able to invoke any compensation right. If the Beneficiary accepts the Offer in writing in whole or in part within sixty (60) calendar days following the date of the Offer, the portion of the Options that has been accepted in writing within such a time frame shall be deemed to have been Granted on the sixtieth (60th) calendar day following the date of the Offer for Belgian tax purposes, in line with applicable regulations.

In case of absence of signature, or if the Answer Form is not returned or is returned late, the Offer will be considered as fully refused.

The final acceptance of the Offer depends on the signature of a Stock Option Agreement. This Stock Option Agreement has to be duly completed and signed, simultaneously with the Answer Form.

If an Option is refused, it shall be deemed never to have been granted to the person and the so refused Options shall remain available to the Company for any further grants to other Beneficiaries.

6.3            Acceptance of the Regulations

The acceptance of the Offer by the Beneficiary results in the unconditional acceptance of the Regulations, as may be modified pursuant to Clause 13, as well as of each decision of the Board of Directors taken on the basis of these Regulations and communicated to the Beneficiary.

7.              EXERCISE OF THE OPTIONS

7.1            Exercise conditions

The exercise of the Options is subject to the Exercise Conditions described in Clause 7 of these Regulations.

7.2            Exercise Price

The Exercise Price of the Options shall be determined by or on behalf of the Board of Directors, as the case may be, after having obtained an advice from the statutory auditor, and mentioned in the individual Stock Option Agreement between the Company and the Beneficiary.

7.3            Consequences of the Exercise

In case of exercise of the Options, the Shares issued in consideration for the exercise shall be in registered form.

7.4            Vesting of Options and Exercise Periods

At least 75% of the total amount of Options offered under this 2023 Global Stock Option Plan will be offered with the following vesting schedule:

•	The Options will not vest during the first twelve (12) months as of the date of the Offer Letter.

•	Afterwards, the vesting of the Options will take place as follows:

-	twelve (12) months after the date of the Offer Letter: vesting of 25% of the Options;

-	as of the first anniversary of the date of the Offer Letter: the remaining 75% of the Options will vest on a monthly basis over a period of thirty six (36) months (i.e. vesting of 2.083% (rounded) of the Options per fully lapsed month).

Unless otherwise decided by the Board of Directors, the vested Options may be exercised as from the commencement (January 1) of the fourth calendar year following the calendar year in which the Options were offered.

Unless otherwise determined in these Regulations or the Stock Option Agreement, the Options which are exercisable according to the preceding paragraphs, can be exercised during the following periods of each year that they are exercisable:

-      15 June to 30 June; and

-      15 October to 31 October.

All non-exercised Options coming to their expiration date, i.e., after ten (10) years as of their issuance, become null and void without their Beneficiary having any right to claim any damages whatsoever, in accordance with Clause 5.4.

The Stock Option Agreement can deviate from these rules.

7.5            Number of Shares per Option

One (1) Option gives right to one (1) Share.

7.6            Cancellation of the right to exercise the Options

7.6.1            Type C Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type C Leaver at the time he/she ceases to be employed by or providing services to the Company or its Affiliates, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company or its Affiliates.

The Type C Leaver remains entitled to exercise his/her/its Options which are vested at the time he/she/it ceases to be employed by or providing services to the Company or its Affiliates, during any valid exercise period after such time he/she ceases to be employed by or providing services to the Company or its Affiliates.

7.6.2            Type B Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type B Leaver at the time he/she ceases to be employed by or providing services to the Company or its Affiliates, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company or its Affiliates.

The Type B Leaver remains entitled to exercise his/her/its Options which are vested at the time he/she/it ceases to be employed by or providing services to the Company or its Affiliates, during the first valid exercise period for his/her vested Options in accordance with Clause 7.4 of these Regulations, after the time he/she ceases to be employed by or providing services to the Company or its Affiliates. Vested Options that are not exercised by the Type B Leaver during that exercise period, will expire, without any compensation of whatever nature being due by the Company or its Affiliates.

7.6.3            Type A Leaver

The Options, whether or not they are vested pursuant to Clause 7.4, which are held by a Type A Leaver at the time he/she/it ceases to be employed by or providing services to the Company or its Affiliates, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company or its Affiliates.

7.6.4            Holding

A Beneficiary can be obliged to transfer, but not sell, all Options and/or Shares, issued upon exercise of one or more Options, held by such Beneficiary to a holding structure (“stichting” / “fondation”) or other similar entity in accordance with applicable laws, to be incorporated and to be controlled by the Company (or an existing holding structure or other similar entity, as the case may be), so that such person will keep the economic rights, if any, attached to such Options and/or Shares, but all other rights (including voting rights), if any, will vest in this structure / entity.

By acceptance of one or more Options, each Beneficiary grants a special proxy to the Company to transfer its Options and/or Shares, issued upon exercise of one or more Options, held by such Beneficiary to such holding structure and to execute all documents and other formalities necessary to give full force to this transfer.

Each Beneficiary hereby undertakes to grant the necessary cooperation in this respect, including but not limited to grant permission with respect to such transfer or to vote in favor of such transaction, to the extent applicable.

Each Beneficiary accepts that any tax consequences resulting from the application of this Clause 7.6.4, if any, will be borne exclusively by the Beneficiary.

7.7            Exercise Conditions

The Options can be exercised through the delivery of an Exercise Form to the Company, for the attention of the Board of Directors. The Exercise Form can either (i) be personally delivered, (ii) be sent by email or (ii) be sent by registered letter, with either one having to be received by the Company no later than the last calendar day of an exercise period as referred to in Clause 7.4.

The Exercise Form must be fully completed and signed by the Beneficiary and indicate the number of Options that the Beneficiary wishes to exercise.

The exercise of the Options is unconditional.

7.8            Payment conditions

Payment is made by wire transfer of the Exercise Price of all exercised Options to a bank account of the Company, mentioned by the latter on the Exercise Form.

7.9            Liquidity Event or IPO

Notwithstanding any of the other provisions of these Regulations, the (vested and non-vested) Options will, in case of a Liquidity Event or an IPO, be exercisable immediately prior to the sale, lease, transfer, license or other disposition of all or substantially all shares or assets of the Company, respectively immediately prior to the admission of all or part of the shares in the Company to an official listing of a stock exchange.

The tax consequences, if any, of an accelerated exercise pursuant to this Clause 7.9 will be borne exclusively by the relevant Beneficiary.

The holders of Options undertake to sell the Shares, acquired as a result of the exercise of the Options pursuant to a Liquidity Event, to the purchaser who purchases pursuant to the Liquidity Event, at the same price and under the same conditions as which are applicable to the Liquidity Event. The Option holders will sell their Shares free and clear of any encumbrances within five (5) business days after having been requested to do so by the Company. They will be paid upon the effective transfer of their Shares.

In case of non-exercise of the Options in the event of a Liquidity Event, the Options become automatically null and void immediately after the date of the effective sale of all shares in the Company in the scope of the Liquidity Event.

In case of an IPO, the Board of Directors may decide that the Shares issued to the Beneficiary pursuant to the exercise of his/her/its Options may not be sold during a reasonable lock-up period after the listing.

8.             DEATH OF THE BENEFICIARY

In case of death of the Beneficiary, his/her Options may be exercised by his/her designated legal successors. The same rules apply to the successors as to the Beneficiaries who are Type C Leavers.

The succession (inheritance) rules will be observed. Nevertheless, in case of multiple legal successors or in case of split reversionary ownership / life tenancy (usufruct), a single representative will be elected by the successors for the purpose of exercising the Options.

The Company is entitled to suspend the right to exercise the Options until the appointment of such a representative is duly notified to the Company.

9.             NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS

9.1            Nature of the Shares

The Shares are ESOP Common Shares of the Company.

9.2            Rights attached to the Shares

The Shares issued at the occasion of the exercise of the Options will benefit from the same rights and advantages as the existing ESOP Common Shares of the Company (especially concerning voting right, dividend payment right, and right to distribution in case of liquidation).

9.3            Transferability of the Shares

The transfer of Shares is subject to the terms and conditions defined in the articles of association of the Company.

10.            AUTHORIZED OPERATIONS AND ADAPTATIONS

10.1         Operation

The Company remains entitled to proceed to any operation resulting in changes in the amount or composition of the corporate capital or in the number and nature of the shares representing the capital, such as regrouping or splitting of the shares, the issuance of subscription rights or convertible bonds, the increase of the capital through contribution in kind or incorporation of reserves, the capital decrease, the splitting, the merger, the (partial) demerger or the distribution of dividends in shares without the prior consent of the Beneficiaries, if necessary.

The holder of Options shall not be entitled to exercise his/her/its Options in case of a capital increase in cash in the Company, in accordance with Article 7:71 of the Belgian Code on Companies and Associations.

10.2         Adaptation

If the abovementioned operations result in a modification of the ratio number/value of the Shares which are subject to the Options and the rights attached thereto, the Board of Directors will adapt the Exercise Price of the Options and/or the number of Shares in order to maintain the ratio. The tax consequences, if any, of any such adaptation pursuant to this Clause 10.2 will be borne exclusively by the relevant Beneficiary.

10.3         Notice

The possible modifications to the terms and conditions of the exercise of the Options will be notified in an appropriate way to the Beneficiaries concerned.

11.           TAXES

The Beneficiary shall be solely liable for and undertakes to pay any income or other taxes, social security contributions, penalties or interest due by the Beneficiary in connection with the grant, vesting or exercise of an Option, or the acquisition, holding or transfer of the Shares acquired upon exercise of the Options.

If according to applicable local laws, the grant of an Option or the exercise of the Option, is to be considered as a benefit in kind, such benefit in kind should be taxable at the same time and in the same way as the other earned income and, as far as the members of the personnel and directors are concerned, should be subject to the wage withholding tax and reporting. If so provided by applicable local laws, the wage withholding and income tax remains due even if the Options are not or cannot be exercised.

Pursuant to applicable laws, the Company (including, for purposes of this paragraph, an Affiliate) may be required to collect income or other taxes, social security contributions, penalties or interest, upon the grant, vesting or exercise of an Option. The Company may require, as a condition to the grant or exercise of an Option, or at such other time as it may consider appropriate, that the Beneficiary pays the Company the amount of any taxes, social security contributions, penalties or interest which the Company may determine is required to be withheld or collected, and that the Beneficiary shall comply with the requirement or demand of the Company. In its discretion, the Company may withhold Shares to be received upon exercise of the Option if it deems this an appropriate method for withholding or collecting taxes, social security contributions, penalties or interest.

In general, since the principles described above are for mere information purposes only and are only given as a general outline, it is recommended to seek advice from a personal tax counsel. The Company shall not take any responsibility regarding the tax consequences of the grant or exercise of Options, which may vary in the future, nor regarding the subsequent sale of the underlying shares. Only the Beneficiaries are responsible for reporting the taxable event resulting from the Options and, possibly, the subsequent sale of the underlying shares in the appropriate personal income tax return which they are to file. The Company invites, therefore, the Beneficiaries to seek advice and to take the necessary precautionary actions they will judge useful or necessary to verify, complete or update this information.

12.            EXPENSES

12.1         The Company

Subject to Clause 11, all expenses in connection with the issue of the Options will be borne by the Company.

12.2         The Beneficiaries

Unless otherwise provided for in the Regulations, as modified from time to time, all costs in relation to the exercise of the Options, the sale of the Shares acquired by exercising the Options, the transfer of Options and/or Shares in case of death will be borne by the Beneficiary.

13.           ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS

The Board of Directors may modify the Regulations in accordance with the Beneficiaries’ rights, without any prejudice to the rights attached to the Options granted to the Beneficiaries. Any modification will be enforceable against them five (5) calendar days after notification in writing to the Beneficiaries.

The Board of Directors has the power to take any decision useful or necessary to implement the Regulations in accordance with the applicable legislation. Any decision with legal impact will be notified in writing to the Beneficiaries concerned.

14.           INFORMATION TO THE BENEFICIARIES

The Offer does not constitute an incentive nor a recommendation by the Company to subscribe to Options, nor to exercise them at a later point in time. Therefore, the Beneficiaries are recommended to inform themselves and, as the case may be, to ask assistance in taking decisions that might have an impact on their estate.

The Company cannot be held liable for any damage or loss possibly suffered by the Beneficiaries as a result of their participation in the 2023 Global Stock Option Plan.

15.           NULLITY OF A PROVISION

The nullity or unenforceability of any provision of this 2023 Global Stock Option Plan does not in any way affect the validity or enforceability of the remaining provisions of this 2023 Global Stock Option Plan. In this case, the invalid or unenforceable provision will be replaced by an equivalent valid and enforceable provision having a similar economic effect for the parties concerned.

16.           NOTICES

Any notice to the holders of Options shall be made to the address mentioned in the subscription rights register of the Company, or to the e-mail address provided by them to the Company. Any notice to the Company or to the Board of Directors, shall be validly made to the address of the registered office of the Company.

Address modifications must be notified in accordance with this provision.

17.            APPLICABLE LAW AND JURISDICTION

17.1          Applicable law

The Regulations, the 2023 Global Stock Option Plan and the Options are subject to Belgian law.

17.2         Jurisdiction

Any dispute arising from the interpretation, implementation, performance, validity or termination of the 2023 Global Stock Option Plan will be exclusively submitted to the courts of the location of the registered office of the Company.

EXHIBIT 1 – Offer Letter

2023 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

[Date]

Re: Offer of Options

AGOMAB THERAPEUTICS NV is pleased to offer you [•] Options at the exercise price of EUR [•] per Option,which will vest as per the following schedule

[•]

and with a term expiring on [•].

The conditions applying to these Options are set out in the Regulations and the Stock Option Agreement, a copy of which is attached hereto.

The Answer Form and the Stock Option Agreement, attached hereto, must be returned, duly completed and signed, to AGOMAB THERAPEUTICS NV, for the attention of the Board of Directors of AGOMAB THERAPEUTICS NV by [•] at the latest. Please note that failure to sign or to send the Answer Form or sending it late will result in the Options being deemed to have been fully refused.

Yours sincerely,

AGOMAB THERAPEUTICS NV

[•]

Read and approved

[•]

EXHIBIT 2 – Stock Option Agreement

2023 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

BETWEEN :	AGOMAB THERAPEUTICS NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under the laws of Belgium, having its registered office at Franklin Rooseveltlaan 348, 9000 Ghent, Belgium, registered with the Register of Legal Entities (“rechtspersonenregister” / “registre des personnes morales”) held with the Crossroads Databank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque Carrefour des Entreprises”) under number 0674.527.310 (RLE Ghent, division Ghent);

duly represented for the purposes of this agreement by [•];

hereafter the Company,

AND:	[•]

hereafter the Beneficiary,

IT IS PROVIDED AS FOLLOWS:

The Company has created a 2023 Global Stock Option Plan, “THE 2023 GLOBAL STOCK OPTION PLAN – AGOMAB THERAPEUTICS NV”, in favor of key managers, employees, directors and/or outside consultants and advisors of the Company and its Affiliates, a copy of which is annexed to this Stock Option Agreement.

The Company is ready and willing to grant a limited amount of Options to the Beneficiary. The Beneficiary hereby declares to accept the Regulations.

In accordance with clause 6.2 of the Regulations, any such Grant of Options in relation to the 2023 Global Stock Option Plan is subject to the signing by the Beneficiary of a Stock Option Agreement (the Agreement).

THE PARTIES HEREBY AGREE:

1.	Unless a contrary intention appears, all terms in this Agreement have the same meaning as defined in the Regulations.

2.	The Company has offered [•] Options to the Beneficiary, on [date]. The Beneficiary will notify his/her/its acceptance or partial acceptance or refusal of the Options by means of the Answer Form by [date] at the latest.

3.	Unless otherwise decided by the Board of Directors, the Exercise Price is EUR [0.01] per Option. With respect to the Beneficiaries which are Belgian tax residents, the Exercise Price shall be determined by the Board of Directors, as the case may be, after having obtained an advice from the statutory auditor, at the fair market value of the Shares of the Company at the time of the Offer.

4.	The Options will not vest during the first twelve (12) months as of the date of the Offer Letter.

Afterwards, the vesting of the Options will take place as follows:

-	twelve (12) months after the date of the Offer Letter: vesting of 25% of the Options;

-	as of the first anniversary of the date of the Offer Letter: the remaining 75% of the Options will vest on a monthly basis over a period of thirty six (36) months (i.e. vesting of 2.083% (rounded) of the Options per fully lapsed month).

The vested Options may be exercised as from the commencement (January 1) of the fourth calendar year following the calendar year in which the Options were offered.

Unless otherwise determined in the Regulations, the Options which are exercisable according to the preceding paragraphs, can be exercised during the following periods of each year that they are exercisable:

-	15 June to 30 June; and

-	15 October to 31 October.

5.	The Options are subject to the Type A Leaver, Type B Leaver and Type C Leaver provisions in accordance with the terms and conditions of the Regulations.

6.	All non-exercised Options coming to their expiration date, i.e., after ten (10) years as of their issuance ([date] 2033), become null and void without their Beneficiary having any right to claim any damages whatsoever, in accordance with clause 5.4 of the Regulations.

7.	The Beneficiary hereby acknowledges and accepts that the transferability of the Shares could be later limited pursuant to a change in the Company’s articles of association, after a resolution of the general shareholders’ meeting of the Company.

8.	The Beneficiary hereby acknowledges and accepts that certain limitations of transferability, in case of a possible event in the financial markets, could be applied to the Shares.

The Beneficiary hereby acknowledges and accepts that he/she can be obliged to transfer, but not sell, all Options and/or Shares, issued upon exercise of one or more Options, held by such Beneficiary to a holding structure (“stichting” / “fondation”) or other similar entity in accordance with applicable laws, to be incorporated and to be controlled by the Company (or an existing holding structure or other similar entity, as the case may be).

By acceptance of one or more Options, each Beneficiary grants a special proxy to the Company to transfer its Options and/or Shares, issued upon exercise of one or more Options, held by such Beneficiary to such holding structure and to execute all documents and other formalities necessary to give full force to this transfer.

Each Beneficiary hereby undertakes to grant the necessary cooperation in this respect, including but not limited to grant permission with respect to such transfer or to vote in favor with such transaction, to the extent applicable.

9.	The 2023 Global Stock Option Plan and the resulting potential Option was granted by the Company on an extraordinary basis and, therefore, cannot be consolidated; it is not taken into consideration for the calculation of any other type of remuneration or voluntary Social Security improvement systems implemented by the Company or any Affiliate; it shall not be taken into account for the calculation of any compensation/ severance pay to which the Beneficiary is entitled as a result of the termination of his/her/its employment or service contract; nor can it be understood, under any circumstances, to be a condition with benefits in favor of the Beneficiary in the future.

10.	The 2023 Global Stock Option Plan does not grant any Beneficiary the right to keep their employment or service relationship at the Company or the relevant Affiliate. The rights and obligations of the Beneficiary under the terms and conditions of their contract of employment or service contract shall not be affected by their participation in the 2023 Global Stock Option Plan.

11.	The Beneficiary hereby acknowledges and accepts that by signing this Agreement and by not expressly rejecting the Options (in part or in full), he/she can be liable for social security contributions and taxes relating to the Grant and/or exercise of these Options pursuant to applicable local laws.

12.	[The Beneficiary undertakes that he/she/it shall not exercise the Options before [•] nor transfer the Options. This undertaking is made pursuant to article 43 of the Belgian Act of 26 March 1999 on the Belgian 1998 employment action plan and containing miscellaneous provisions, as amended from time to time, with a view to obtaining the reduced lump sum valuation percentage of [•]% of the value of the Shares underlying the award at the time of grant.

In case the Beneficiary would not live up to this undertaking, the Beneficiary acknowledges and agrees that this will trigger a second taxable moment and that he/she/it shall be liable for all ensuing taxes pursuant to applicable local laws.] [ Wording for Belgian individuals/tax residents.]

13.	The Beneficiary hereby acknowledges and accepts that (i) any convocation to a general meeting of shareholders of the Company addressed to the Beneficiary in accordance with the provisions of the Belgian Code on Companies and Associations, as well as (ii) any notice in connection with this Agreement, shall be validly given to the Beneficiary, in accordance with Article 2:32 of the Belgian Code on Companies and Associations, if sent by email to the following email address:

[E-mail address].

14.	[Insertion of specific clauses related to the (tax) treatment of the Options in connection with the country of which the Beneficiary is a tax resident.]

Done on

The Company	The Beneficiary

EXHIBIT 3 – Answer Form

2023 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

Grant

The undersigned                                                                                                  (NAME)

domiciled / having its registered office at                                                                                                                                                (FULL ADDRESS)

hereby declares to have full knowledge of the Regulations regarding the abovementioned 2023 Global Stock Option Plan and accepts the terms and conditions of the Offer as set out in the Offer Letter, the Regulations and the Stock Option Agreement.

The undersigned hereby notifies his/her/its decision in respect of the Grant dated                                                    (DATE). He/She declares:

Please tick ONE option

-	to accept all the Options offered.

-	to accept out of the Options offered.

-	to refuse all the Options offered.

(Complete and delete as applicable)

The undersigned acknowledges that the Exercise Price of the Options is set at EUR [•] (rounded) per Share subject to the Options.

Done on

Signature

Important:	1) This document must be returned to [•] by [•] at the latest, duly completed and signed.

2) Failure to sign or send this document in time will result in the Options being deemed to have been fully refused.

EXHIBIT 4 – Exercise Form

2023 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

The undersigned                                                                                                  (NAME)

domiciled / having its registered office at                                                                                                                                                         (FULL ADDRESS)

hereby declares to exercise the following Options, in accordance with the conditions set out in the Stock Option Agreement of                                      (DATE):

                                    (NUMBER) Options, attributed on                                      (DATE) at the Exercise Price of                                      (AMOUNT) EUR =                                      (AMOUNT) EUR

Total amount: EUR

This total amount will be paid to the account N° [•] (NUMBER) for value [•] (DATE) at the latest.

I hereby acknowledge that if the abovementioned amount is paid late or is not paid in full by [•] (DATE), the exercise will not take place. In such a case, please transfer the insufficient amount paid or the amount that was paid late to the account number                                                    (NUMBER)

Done at                                            on

Signature

Please send this document by [•] at the latest to [•] duly completed and signed.